NEWS

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FOR IMMEDIATE RELEASE

FORD ANNOUNCES AGREEMENT TO SELL ASTON MARTIN

DEARBORN, Mich., March, 12, 2007 - Ford Motor Company [NYSE: F] announced today it has entered into a definitive agreement to sell Aston Martin, its prestigious sports car business, to a consortium comprised of David Richards, John Sinders, Investment Dar and Adeem Investment Co. This transaction is the result of Ford's decision, as announced in August 2006, to explore strategic options for the Aston Martin business as the company restructures its core automotive operations and builds liquidity.

The sale is expected to close during the second quarter and is subject to customary closing conditions, including applicable regulatory approvals. The transaction values Aston Martin at £479 million ($925 million). As part of the transaction, Ford will retain a £40 million ($77 million) investment in Aston Martin. Other terms and conditions specific to the sale are not being disclosed at this time.

"The sale of Aston Martin supports the key objectives of the company, to restructure to operate profitably at lower volumes and changed model mix and to speed the development of new products," said Alan Mulally, Ford's President and chief executive officer. "From Aston Martin's point of view, the sale will provide access to additional capital, which will allow Aston Martin to continue the growth it has experienced under Ford's stewardship. Today's announcement is good for Ford Motor Company, good for Aston Martin and good for the UK. We wish Aston Martin every possible success for the future."

The new owner of Aston Martin is a consortium comprised of: David Richards, founder and chairman of Prodrive, a world-leading motorsport and automotive technology company; John Sinders, an avid Aston Martin collector and a backer of Aston Martin Racing; and Investment Dar and Adeem Investment Co, international investment companies headquartered in Kuwait.

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents. With more than 280,000 employees and more than 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company.

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